Exhibit 10.48

PERFORMANCE AWARD AND CASH BONUS PLAN OF

TRANSOCEAN LTD.

(As Amended and Restated Effective August 1, 2018)

I.
GENERAL
1.1PURPOSE OF THE PLAN

The Performance Award and Cash Bonus Plan (the “Plan”) of Transocean Ltd., a Swiss corporation (the “Company”), is intended to advance the best interests of the Company and its subsidiaries by providing employees with additional incentives through the grant of cash awards based on the performance of the employee or the Company, thereby increasing the personal stake of such employees in the continued success and growth of the Company and encouraging them to remain in the employ of the Company.

1.2ADMINISTRATION OF THE PLAN
(a)The Plan shall be administered by the Compensation Committee or other designated committee (the “Committee”) of the Board of Directors of the Company (the “Board of Directors”) which shall consist of at least three Directors who are not eligible to participate in the Plan. The Committee shall have authority to interpret conclusively the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions of fact arising in the application of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. All decisions and acts of the Committee shall be final and binding upon all affected Plan participants.
(b)The Committee shall designate the eligible employees, if any, to be granted awards under the Plan and the type and amount of such awards and the time when awards will be granted. All awards granted under the Plan shall be on the terms and subject to the conditions hereinafter provided.
(c)The Committee retains all of its power and authority hereunder with regard to (i) the selection for participation in this Plan of any person subject to Section 16 of the Securities Exchange Act of 1934, as amended (an “Executive Officer”) or (ii) decisions concerning the timing or amount of an award to an Executive Officer.  Unless the Committee decides otherwise, all other actions with respect to the designation of participation and determination of awards, with the exception of specifying Performance Objectives, can be taken by the Chief Executive Officer, or by any other executive officer as the Committee may deem appropriate, and references to the “Committee” in this Plan shall be deemed to refer to such person for this purpose.
(d)No member of the Board of Directors, Committee, Chief Executive Officer nor any other executive officer the Committee may deem appropriate to take actions hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith.

1.3ELIGIBLE PARTICIPANTS

Employees, including officers of the Company and its subsidiaries, and of partnerships or joint ventures in which the Company and its subsidiaries have a significant interest as determined by the Committee (all of such subsidiaries, partnerships and joint ventures being referred to as “Subsidiaries”) shall be eligible to participate in the Plan. Directors who are not employees of the Company or its Subsidiaries shall not be eligible to participate in the Plan.

1.4AWARDS UNDER THE PLAN

Awards under the Plan may be in the form of (i) performance awards pursuant to Article II (“Performance Awards”), (ii) cash bonuses and awards pursuant to Article III or (iii) any combination of the foregoing.

1.5OTHER COMPENSATION PROGRAMS

The existence and terms of the Plan shall not limit the authority of the Board of Directors or the Committee in compensating employees of the Company and its Subsidiaries in such other forms and amounts, including compensation pursuant to any other plans as may be currently in effect or adopted in the future, as it may determine from time to time.

II.
PERFORMANCE AWARDS
2.1TERMS AND CONDITIONS OF AWARDS

Subject to the following provisions, Performance Awards expressed as an amount of cash may be granted by the Committee in such form and upon such terms and conditions as the Committee, in its discretion, may from time to time determine. Each grant of a Performance Award shall specify the amount and nature of the Performance Award to be received by the employee subject to satisfaction of specified “Performance Objectives” within a specified “Performance Period.”

(a)Performance Period. The Performance Period with respect to each Performance Award shall be the period of time within which the Performance Objectives relating to that award are to be achieved. The Committee shall determine the length of the Performance Period.
(b)Performance Objectives. Performance Awards shall be deemed to have been earned by an employee based upon achievement of Performance Objectives specified by the Committee at the time of grant. Such Performance Objectives shall be one or more of the Performance Objectives specified in the Company’s 2015 Long-Term Incentive Plan (such plan or a successor plan, the “LTIP”), under which the Plan is established, and may be described in terms of Company-wide objectives or of objectives which are related to performance of the employee or of the Subsidiary, division, department or function within the Company in which the employee is employed. Performance Objectives relating to any particular grant of a Performance Award need not be the same as those relating to any other grant, whether made at the same or a different time. The Committee may specify in connection with each grant of a Performance Award a minimum acceptable level of achievement of the relevant Performance Objectives (the “Minimum”). If events, transactions or conditions occur or exist which, in the sole judgment of the Committee, cause the Performance Objectives or Minimum relating to such Performance Award to be an inappropriate measure of the achievement of the employee, the Committee may adjust such Performance Objectives or Minimum.
(c)Earning of Award. The Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, determine the extent to which the Performance Award to which such Performance Period relates has been earned by the employee through achievement of the relevant Performance Objectives. If the Performance Objectives have been attained or exceeded, the employee shall be deemed to have earned such Performance Award to the extent specified under the terms and conditions established by the Committee. If the Performance Objectives have not been attained but the relevant Minimum, if any, has been attained or exceeded, the percentage of the Performance Award deemed to have been earned by the employee shall be determined in accordance with a formula prescribed by the Committee at the time such Performance Award was granted. If the Minimum has not been attained, the employee shall be deemed not to have earned the Performance Award. If a Performance Award is granted at any time after the first day of a Performance Period, the amount of such Award shall be the amount determined pursuant to this paragraph multiplied by a fraction, the numerator of which is the number of months during the Performance Period during which such grant was in effect, and the denominator of which is the total number of months in the Performance Period. No Performance Award shall become payable to an Executive Officer unless and until the Committee has certified the results of the Performance Objectives.
(d)Termination of Employment. If an employee’s employment has terminated because of death or disability (as determined by the Committee) prior to the end of the Performance Period, the extent to which a Performance Award shall be deemed to have been earned shall be determined based on the target level of the Performance Objectives, multiplied by a fraction, the numerator of which is the number of full calendar months such employee was employed during the Performance Period and the denominator of which is the total number of full calendar months in the Performance Period, and the Performance Award shall be distributed as soon as practicable following such termination of employment. If an employee’s employment has terminated because of retirement (under a retirement program of the Company or one of its Subsidiaries or otherwise as determined by the Committee) prior to the end of the Performance Period, the extent to which a Performance Award shall be deemed to have been earned shall be determined by multiplying the amount of the Performance Award which would have been earned had the employee’s employment not been terminated by a fraction, the numerator of which is the number of full calendar months such employee was employed during the Performance Period and the denominator of which is the total number of full calendar months in the Performance Period. Except as provided in the Company’s Executive Severance Benefit Policy (as modified by this Section 2(d)), if the employee’s employment terminates for any reason other than as described in the preceding sentences, the employee shall be deemed not to have earned the Performance Award or any part thereof unless the Committee determines otherwise in its sole discretion (in which event the extent to which the Performance Award shall be deemed to have been earned shall not exceed the amount determined pursuant to this Section 2.1(d)).  Notwithstanding any terms of the Company’s Executive Severance Benefit Policy to the contrary, if an Executive Officer is entitled to any payment pursuant to Section 6.2 of the Company’s Executive Severance Benefit Policy, the amount of such payment shall be determined under this Section 2.1(d) as if such employee’s employment terminated due to retirement.
(e)Distributions. A Performance Award, to the extent that it has been earned, shall be distributed in a cash lump-sum no later than the March 15th of the calendar year following the calendar year in which the Performance Period is completed.  Except as provided in Section 2.1(d), an employee’s Performance Award shall be forfeited if the employee is not actively employed by the Company or one of its Subsidiaries on the date a Performance Award is distributed.
(f)Change of Control. Notwithstanding any other provision of this Section 2.1 or contained in any Performance Award granted hereunder, upon the occurrence of a Change of Control (as defined in Section 4.7), the Performance Awards for the Performance Period during which the Change of Control occurs will be based on the sum of (i) the greater of (a) presumed achievement at the target level or (b) actual achievement of applicable Performance Objectives through the date of the Change of Control, plus (ii) presumed achievement at the target level for the remainder of the Performance Period beginning on the date following the Change of Control and ending on the last day of the Performance Period. In the event an employee’s employment terminates after the Change of Control and prior to the end of the Performance Period in which the Change of Control occurs, the employee shall be entitled to receive a Performance Award based on the sum of the full amount in (i) above through the date of the Change of Control, and a pro-rata portion of the amount in (ii) above, determined by multiplying such amount by a fraction, the numerator of which is the number of days of the employee’s employment in the Performance Period after the Change of Control and the denominator of which is the number of days in the Performance Period after the Change of Control.  Notwithstanding the provision of Section 2.1(b), following a Change of Control the Committee shall not adjust the Performance Objectives or Minimum or other terms specified in a Performance Award in effect immediately prior to the Change of Control in a manner adverse to the Participant.
III.
CASH BONUSES AND AWARDS
3.1CASH BONUSES AND AWARDS

The Committee, from time to time, may grant cash bonuses and other cash awards. The Committee may also delegate the authority to grant cash bonuses and awards in accordance with Section 1.2(c) and the policies adopted by the Committee. All bonuses and awards granted under this Section 3.1 shall be subject to such terms and conditions as the Committee, in its discretion, may determine from time to time; any such bonuses or awards granted under this Section 3.1 shall be paid no later than the March 15th of the calendar year immediately following the calendar year in which such bonus or award was granted.

IV.
ADDITIONAL PROVISIONS
4.1AMENDMENTS
(a)The Board of Directors may, in its sole discretion, discontinue the Plan at any time, or amend it from time to time.
(b)The Committee shall have the authority to amend any grant to include any provision which, at the time of such amendment, is authorized under the terms of the Plan; however, no outstanding award may be revoked or altered in a manner unfavorable to the holder without the written consent of the holder.
4.2CANCELLATION OF AWARDS

Any award granted under the Plan may be canceled at any time with the consent of the holder and a new award may be granted to such holder in lieu thereof, which award may, in the discretion of the Committee, be on more favorable terms and conditions than the canceled award.

4.3WITHHOLDING

Payments under the Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability.

4.4NON-ASSIGNABILITY

No award under the Plan shall be assignable or transferable by the holder thereof except by will or by the laws of descent and distribution.

4.5NON-UNIFORM DETERMINATIONS

Determinations by the Committee (or its delegate) under the Plan (including, without limitation, determinations of the persons to receive awards; the form, amount and timing of such awards; the terms and provisions of such awards and the agreements evidencing same; and determinations with respect to terminations of employment) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

4.6NO GUARANTEE OF EMPLOYMENT

The grant of an award under the Plan shall not constitute an assurance of continued employment for any period.

4.7CHANGE OF CONTROL

A “Change of Control” shall have the meaning ascribed to such term in the most recent LTIP as in effect on the date an award under the Plan is granted.

4.8CLAWBACK POLICY

Notwithstanding any other provisions in this Plan, any award under this Plan which is subject to recovery under any law, governmental regulation, stock exchange listing requirement or any policy adopted by the Company will be subject to forfeiture and/or recoupment as may be required thereunder.

4.9EFFECTIVE DATE

The Plan was established effective January 1, 2009 and subsequently amended and restated January 1, 2017.  As hereby amended and restated, the Plan is effective August 1, 2018.